SUNEDISON HOSTS CAPITAL MARKETS DAY
AND PROVIDES 2015 OUTLOOK

Maryland Heights, Mo., February 24, 2015 – SunEdison, Inc. (NYSE: SUNE) today is filing a Form 8-K with the Securities and Exchange Commission to provide its 2015 financial outlook.

Capital Markets Day
SunEdison will be holding a capital markets day today, February 24, 2015. A live webcast will be available on the company’s website at www.sunedison.com, along with relevant materials that will be posted to the company’s website prior to the commencement of the event.

Outlook
The company has provided the following key metrics for the first quarter and full-year 2015. The company expects the following, assuming no significant worldwide economic issues or other significant events in these periods:

Key Metrics	1Q 2015 Outlook	FY 2015 Outlook
Third Party Sales MW	75 to 90	260 to 300
Retained MW	145 to 160	1,840 to 2,000
Total MW	220 to 250	2,100-2,300
Unlevered Annualized CAFD for Retained MW ($M)	22 to 26	275-325

Contacts:
Investors/Analysts:
R. Phelps Morris
Vice President, Investor Relations
(314) 770-7325
pmorris@sunedison.com

Kurt S. Wittenauer
Senior Manager, Investor Relations
(314) 770-7450
kwittenauer@sunedison.com

About SunEdison
SunEdison is the world's largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company manufactures solar technology and develops, finances, installs, owns and operates wind and solar power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world's largest renewable energy asset managers and provides asset management, operations and maintenance, monitoring and reporting services for its renewable energy customers around the world. Corporate headquarters are in the United States, with additional offices around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.

Forward-Looking Statements
This report contains “forward-looking statements” which are subject to certain risks, uncertainties and assumptions, including the timing of the completion of the acquisition, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Certain matters discussed in this presentation and webcast are forward-looking statements, including that SunEdison expects; total energy systems (solar and wind) completed to be between 220 MW and 250 MW in Q1 2015 and between 2,100 MW and 2,300 MW in 2015; third party sales to be between 75 MW and 90 MW in Q1 2015 and between 260 MW and 300 MW in 2015; retained MWs between 145 MW and 160 MW in Q1 2015 and between 1,840 MW and 2,000 MW in 2015; total unlevered annualized CAFD for retained MW between 22 MW and 26 MW in Q1 2015 and between 275 MW and 325 MW in 2015. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the availability of attractive project finance and other capital for Solar Energy projects; changes in the pricing environment for solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; our ability to maintain adequate liquidity and compliance with our debt covenants; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe, China or elsewhere; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; with respect to our publicly traded subsidiary, TerraForm Power, Inc.: (i) which may involve greater exposure to liability than our historic business operations (ii) we may be involved in various conflicts of interest which could be resolved in a manner unfavorable to us,  we may not be able to achieve some or all of the expected benefits; anticipate benefits in connection with the First Wind acquisition and other risks described in the company’s filings with the Securities and Exchange Commission. In addition, we are exposed to risks associated with certain obligations to TerraForm associated with the initial portfolio, future Call Right Projects and interests in additional clean energy projects.  The forward-looking statements contained in this presentation represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.